Exhibit 99.1

March 30, 2026

Analyst:    Eric Wasserstrom, 312-762-2155, huntington.investor.relations@huntington.com

Media:        Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bancshares Incorporated Declares Cash Dividend On Its Series I & Series L Preferred Stock

Columbus, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared and set aside a quarterly cash dividend on the company’s 5.70% Series I Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANM) of $356.25 per share (equivalent to $0.35625 per depositary share) payable June 1, 2026, to shareholders of record on May 15, 2026. The Board of Directors also declared and set aside a quarterly cash dividend on the company’s 5.50% Series L Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANZ) of $343.75 per share (equivalent to $0.34375 per depositary share) payable May 20, 2026, to shareholders of record on April 30, 2026.

About Huntington
Huntington Bancshares Incorporated is a $279 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates nearly 1,400 branches in 21 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.